Exhibit 99.5

RGLD Gold (Canada) Inc. Exercises Redemption Call Right to Acquire All Outstanding Exchangeable Shares on June 30, 2015

DENVER, April 27, 2015 /CNW/ - ROYAL GOLD, INC. (“Royal Gold” or the “Company”) (NASDAQ: RGLD; TSX: RGL) and its wholly-owned subsidiaries RGLD Gold (Canada) Inc. (“Callco”) and RG Exchangeco Inc. (“Canco”) announced today that the directors of Canco have established June 30, 2015 as the redemption date (the “Redemption Date”) for the outstanding exchangeable shares in the capital of Canco (“Exchangeable Shares”) and Callco has exercised its redemption call right and will acquire all of the outstanding Exchangeable Shares on the Redemption Date.

The Exchangeable Shares were issued in conjunction with the acquisition of International Royalty Corporation by Royal Gold and Canco on February 22, 2010. The terms of the Exchangeable Shares permit their redemption on a date to be established by the directors of Canco once there are fewer than 750,000 Exchangeable Shares outstanding (other than shares held by Royal Gold or its affiliates). As of April 20, 2015, there were approximately 5,000 Exchangeable Shares outstanding.

On the Redemption Date, holders of Exchangeable Shares will be entitled to receive, for each Exchangeable Share held, one share in the capital stock of Royal Gold plus any declared and unpaid dividends on an Exchangeable Share held by a holder on a dividend record date which occurred prior to the date of the acquisition of such share by Callco. On and after the Redemption Date, former holders of the Exchangeable Shares will no longer be entitled to exercise any of the rights of holders in respect thereof, other than the entitlement to the foregoing consideration.

A cover letter from Canco providing additional information with respect to the purchase of the Exchangeable Shares, along with a Notice of Exercise of Redemption Call Right and a Letter of Transmittal, will be mailed today to registered holders of the Exchangeable Shares. Copies of such documents will be filed on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Computershare Investor Services Inc. will act as depositary in connection with the purchase of the Exchangeable Shares by Callco.

About Royal Gold, Inc.

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 193 properties on six continents, including interests on 37 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

SOURCE Royal Gold, Inc.

For further information:

Karli Anderson, Vice President Investor Relations, 303-575-6517